                                                                    Exhibit 2(f)


                             TAX SHARING AGREEMENT

          TAX SHARING AGREEMENT (the "Agreement") dated as of ___________, 1997 by and among General Motors Corporation, a Delaware corporation ("GM"), HE Holdings, Inc., a Delaware corporation ("Hughes"), and Hughes Network Systems, Inc., a Delaware corporation ("Telecom").

                              W I T N E S S E T H
                              -------------------

          WHEREAS, Hughes and Raytheon Company, a Delaware corporation ("Raytheon"), have entered into an Agreement and Plan of Merger (the "Hughes Merger Agreement"), dated as of January 16, 1997, providing for the merger of Raytheon with and into Hughes (the "Hughes Merger");

          WHEREAS, it is a condition to the consummation of the Hughes Merger that GM effect the spin-off of Hughes from GM (the "Distribution") and certain related transactions pursuant to the Hughes Distribution Agreement (as defined herein);

          WHEREAS, for U.S. federal income tax purposes, it is intended that the Distribution qualify as a tax-free distribution under Section 355 of the Code (as defined herein);

          WHEREAS, at the end of the day on which the Distribution occurs (the "Distribution Date"), Hughes' taxable year shall close for U.S. federal income tax purposes;

          WHEREAS, simultaneously with the execution and delivery of this Agreement, GM and Hughes have executed and delivered the Hughes Spin-off Separation Agreement (as defined herein) which sets forth, among other things, certain representations, warranties, covenants and indemnities relating to the preservation of the tax-free status of the Distribution; and

          WHEREAS, the parties hereto wish to provide for the payment of Income Taxes (as defined herein) and entitlement to refunds thereof, allocate responsibility and provide for cooperation in the filing of returns in respect of Income Taxes, and provide for certain other matters relating to Income Taxes not provided for in the Hughes Spin-off Separation Agreement;

          NOW, THEREFORE, in consideration of the premises and the representations, covenants and agreements herein contained and intending to be legally bound hereby, GM, Hughes, and Telecom hereby agree as follows:

          1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

          "Actually Realized" or "Actually Realizes" shall mean, for purposes of determining the timing of the incurrence of any Income Tax Liability or the realization of a Refund (or any related Income Tax cost or benefit) by a Person in respect of any payment, transaction, occurrence or event, the time at which the amount of Income Taxes paid by such Person is increased above or reduced below the amount of Income Taxes that such Person would have been required to pay but for such payment, transaction, occurrence or event.

          "Allowable Tax" shall mean any Income Tax which is an allowable cost under (i) the Federal Acquisition Regulations, 48 C.F.R. Chapter 1, and associated regulations or (ii) an agreement in effect on or prior to the Distribution Date between a member of the Hughes Group or an affiliate thereof and any U.S. governmental entity.

          "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions located in the State of New York are authorized or obligated by law or executive order to close.

          "Carryback" shall mean the carryback of a tax attribute (including, without limitation, a net operating loss, a net capital loss or a tax credit) by a member of the Hughes Group (i) from a Post-Distribution Taxable Period to a Straddle Period or a Pre-Distribution Taxable Period or (ii) from a Straddle Period to a Pre-Distribution Taxable Period.

          "Code" shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

          "Combined Return" shall mean a consolidated, combined or unitary Income Tax Return that includes, or is permitted to include, one or more members of the GM Group and one or more members of the Hughes Group.

          "CPR Rules" shall mean the Rules for Non-Administered Arbitration of Business Disputes promulgated by the Center for Public Resources attached hereto as Annex I.

          "Dispute Notice" shall mean a written notice of a dispute between Telecom or GM and Hughes with respect to the subject matter of this Agreement, which shall set forth in reasonable detail the nature of the dispute.

          "Final Determination" shall mean the final resolution of liability for any Income Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (i) by Internal Revenue Service Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state or local taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the taxing authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state or local taxing jurisdiction; (iv) by any allowance of a refund or credit in respect of an overpayment of Income Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Income Tax; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

          "GM Consolidated Group" shall mean GM and the other members of the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which GM is the common parent.

          "GM Group" shall mean, solely for purposes of this Agreement, GM and each of the other members of the GM Consolidated Group, other than any member of the Hughes Group.

          "Hughes Distribution Agreement" shall mean the Agreement and Plan of Merger by and between GM and [Mergeco] Corporation, a Delaware corporation, which provides for, among other things, the Distribution.

          "Hughes Electronics" shall mean Hughes Electronics Corporation, which owns all the outstanding common stock of Hughes at the date of execution of the Hughes Merger Agreement.

          "Hughes Group" shall mean, solely for purposes of this Agreement, Hughes and its subsidiaries, determined immediately after the Distribution and immediately prior to the Hughes Merger, and shall include any corporation that shall have merged or liquidated into Hughes or any of its subsidiaries or into which Hughes or any of its subsidiaries shall have merged or liquidated.

          "Hughes Post-Merger Group" shall mean Hughes and the other members of the affiliated group of corporations (within the meaning of Section 1504(a) of the Code) which includes Hughes, as determined from time to time after giving effect to the Hughes Merger, and shall include Raytheon.

          "Hughes Spin-off Separation Agreement" shall mean the Hughes Spin-off Separation Agreement, dated as of _______ __, 1997, by and between Hughes and GM.

          "Income Tax" (i) shall mean (A) any United States federal, state or local (but not foreign) tax, charge, fee, impost, levy or other assessment which is based upon, measured by, or calculated with respect to (1) net income or profits (including, but not limited to, the Michigan Single Business Tax and any capital gains, gross receipts, value added or minimum tax and any tax on items of tax preference, but not including sales, use, real property gains, real or personal property, transfer or similar taxes), or (2) multiple bases (including, but not limited to, corporate franchise, doing business or occupation taxes), if one or more of the bases upon which such tax may be based, by which it may be measured, or with respect to which it may be calculated is described in clause
(i)(A)(1) of this definition, together with (B) any interest and any penalties, fines, additions to tax or additional amounts imposed by any taxing authority with respect thereto and (ii) shall include any transferee liability in respect of an amount described in clause (i) of this definition.

          "Income Tax Benefit" shall mean, in respect of a Person or group of Persons for any taxable period, the excess of (A) the hypothetical Income Tax Liability of such Person or group of Persons for such taxable period, calculated as if the Timing Difference, Reverse Timing Difference, increase in foreign tax credits or carryover of a Tax Attribute, as the case may be, had not occurred but with all other facts unchanged, over (B) the actual Income Tax Liability of such Person or group of Persons for such taxable period, calculated taking into account the Timing Difference, Reverse Timing Difference, increase in foreign tax credits or carryover of such Tax Attribute, as the case may be (and treating a Refund as a negative Income Tax Liability, and taking into account credits (if any), for purposes of such calculation).

          "Income Tax Detriment" shall mean, in respect of any Person or group of Persons for any taxable period, the excess of (A) the actual Income Tax Liability of such Person or group of Persons for such taxable period, calculated taking into account the Timing Difference, Reverse Timing Difference or decrease in foreign tax credits, as the case may be, over (B) the hypothetical Income Tax Liability of such Person or group of Persons for such taxable period, calculated as if the Timing Difference, Reverse Timing Difference or decrease in foreign tax credits, as the case may be, had not occurred but with all other facts unchanged (and treating a Refund as a negative Income Tax Liability, and taking into account credits (if any), for purposes of such calculation).

          "Income Tax Liabilities" shall mean all liabilities for Income Taxes.

          "Income Tax Return" shall mean any return, report, filing, statement, questionnaire, declaration or other document required to be filed with a taxing authority in respect of Income Taxes.

          "Indemnified Party" shall mean any Person which is seeking indemnification from an Indemnifying Party pursuant to the provisions of this Agreement.

          "Indemnifying Party" shall mean any party hereto from which any Indemnified Party is seeking indemnification pursuant to the provisions of this Agreement.

          "Look-Back Interest" shall mean interest computed under the look-back method of Section 460(b)(2) of the Code (or similar provision of state or local Income Tax law).

          "Negotiation Period" shall mean the period of 20 Business Days following the initial meeting of the representatives of Telecom and Hughes following the receipt of a Dispute Notice.

          "Overpayment Rate" shall mean the annual rate of interest described in
Section 6621(a)(1) of the Code (or similar provision of state or local Income Tax law, as applicable), as determined from time to time.

          "Person" shall mean and include any individual, partnership, joint venture, limited liability company, corporation, association, joint stock company, trust, unincorporated organization or similar entity or a governmental authority or any department or agency or other unit thereof.

          "Post-Distribution Taxable Period" shall mean a taxable period that, to the extent it relates to a member of the Hughes Group, begins after the Distribution Date.

          "Pre-Distribution Taxable Period" shall mean a taxable period that, to the extent it relates to a member of the Hughes Group, ends on or before the Distribution Date.

          "Proceeding" shall mean any audit or other examination, judicial or administrative proceeding relating to liability for or refunds or adjustments with respect to Income Taxes.

          "Refund" shall mean any refund of Income Taxes, including any reduction in Income Tax Liabilities by means of a credit, offset or otherwise.

          "Reverse Timing Difference" shall mean an adjustment to an Income Tax Return which results in (x) an increase in income, gain or recapture, or a decrease in deduction, loss or credit, as calculated for Income Tax purposes, of any member of the GM Consolidated Group for any Pre-Distribution Taxable Period or the portion of a Straddle Period ending on the Distribution Date and (y) an increase in deduction, loss or credit, or a decrease in income, gain or recapture, of a member of the Hughes Post-Merger Group for a Post-Distribution Taxable Period or the portion of a Straddle Period beginning on the day after the Distribution Date.

          "Straddle Period" shall mean a taxable period that, to the extent it relates to a member of the Hughes Group, includes, but does not end on, the Distribution Date.

          "Tax Allocation Agreement" shall mean the Agreement for the Allocation of United States Federal Income Taxes, by and between GM, Hughes Electronics, Hughes and Delco Electronics Corporation, dated as of December 29, 1985, as amended.

          "Tax Attribute" shall mean a tax attribute which is described in
Section 6.d(i) or (ii) hereof.

          "Timing Difference" shall mean an adjustment to an Income Tax Return which results in (x) an increase in income, gain or recapture, or a decrease in deduction, loss or credit, as calculated for Income Tax purposes, of any member of the Hughes Post-Merger Group for any Post-Distribution Taxable Period or the portion of a Straddle Period beginning on the day after the Distribution Date and (y) an increase in deduction, loss or credit, or a decrease in income, gain or recapture, of a member of the GM Consolidated Group for a Pre-Distribution Taxable Period or the portion of a Straddle Period ending on the Distribution Date.

          "Underpayment Rate" shall mean the annual rate of interest described in Section 6621(c) of the Code for large corporate underpayments of Income Tax (or similar provision of state or local Income Tax law, as applicable), as determined from time to time.


          2.   Filing of Income Tax Returns; Payment of Income Taxes.

               a.   Income Tax Returns for Pre-Distribution Taxable Periods.

                    (i) GM shall prepare and file or cause to be prepared and filed (A) the U.S. consolidated federal Income Tax Returns of the GM Consolidated Group required to be filed after the date hereof for all Pre-Distribution Taxable Periods, including the taxable period in which the Distribution Date occurs, (B) all other Combined Returns for Pre-Distribution Taxable Periods that are required to be filed by a member of the GM Group and
(C) all other Income Tax Returns of or which include one or more members of the Hughes Group that are required to be filed (taking into account any extensions) on or prior to the Distribution Date. Subject to later reimbursement by Hughes pursuant to Section 2.d hereof, GM shall pay or cause to be paid any and all Income Taxes due with respect to such Income Tax Returns. At least 30 days prior to the earlier of (x) the due date for filing any such Income Tax Return or (y) the date by which Telecom is required by GM to deliver its portion of such Income Tax Return to GM, Telecom shall provide Hughes with a copy of those portions of such Income Tax Returns that relate exclusively to one or more members of the Hughes Group and shall identify, in a separate statement, any Income Tax elections, changes in accounting method or actions inconsistent with past practice in respect thereof. Hughes shall have the right to review and approve (which approval shall not be unreasonably withheld) such portions of each such Income Tax Return for 15 days following receipt thereof; provided, however, that Hughes shall be deemed to have unreasonably withheld its approval unless, as the basis for withholding such approval, Hughes demonstrates (by means of a written explanation in sufficient detail to permit such conclusion to be verified) that Telecom has failed to comply with the requirements of Section 2.e(i) hereof with respect to such portions of such Income Tax Returns. The failure of Hughes to propose any changes to any such Income Tax Return within such 15-day period shall be deemed to constitute Hughes' approval thereof. Telecom and Hughes shall attempt in good faith mutually to resolve any disagreements regarding such portions of such Income Tax Returns prior to the due date for filing thereof; provided, however, that if any such disagreements are not resolved prior to such date, GM shall file (or cause to be filed) any such Income Tax Return in the form and manner in which it was prepared. Any disagreements regarding such portions of such Income Tax Returns which are not resolved prior to the filing thereof shall be promptly resolved pursuant to
Section 8 hereof.

                    (ii) Telecom shall prepare, and Hughes shall file or cause to be filed (in the form and manner so prepared by Telecom), any Income Tax Return which (A) includes one or more members of the Hughes Group for a Pre-Distribution Taxable Period, (B) is not required to be, and is not, filed on or prior to the Distribution Date and (C) is required to be filed by a member of the Hughes Group. Telecom shall provide Hughes with each such Income Tax Return at least 30 days prior to the due date for filing thereof, and shall identify, in a separate statement, any Income Tax elections, changes in accounting method or actions inconsistent with past practice in respect thereof. Hughes shall have the right to review and approve (which approval shall not be unreasonably withheld) each such Income Tax Return for 15 days following receipt thereof; provided, however, that Hughes shall be deemed to have unreasonably withheld its approval of such Income Tax Return unless, as the basis for withholding such approval, Hughes demonstrates (by means of a written explanation in sufficient detail to permit such conclusion to be verified) that Telecom has failed to comply with the requirements of Section 2.e(i) hereof. The failure of Hughes to propose any changes to any such Income Tax Return within such 15-day period shall be deemed to constitute Hughes' approval thereof. Hughes shall pay or cause to be paid the Income Tax Liability shown due on such Income Tax Returns. No later than 5 Business Days prior to the due date for filing any such Income Tax Return (taking into account extensions), either (A) Telecom shall pay to Hughes, subject to later reimbursement by Hughes pursuant to Section 2.d hereof, the excess, if any, of (1) the Income Tax Liability shown due on such Income Tax Return over (2) the estimated Income Tax payments (including payments made in connection with an application for an extension) previously made in respect thereof by a member of the GM Consolidated Group, or (B) Hughes shall pay to Telecom the excess, if any, of (1) the amount described in clause (A)(2) of this sentence over (2) the amount described in clause (A)(1) of this sentence. Telecom and Hughes shall attempt in good faith mutually to resolve any disagreements regarding such Income Tax Returns prior to the due date for filing thereof; provided, however, that the failure to resolve all disagreements prior to such date shall not relieve Hughes of its obligation to file (or cause to be filed) any such Income Tax Return in accordance with the first sentence of this
Section 2.a(ii). Any disagreements regarding such Income Tax Returns which are not resolved prior to the filing thereof shall be promptly resolved pursuant to
Section 8 hereof.

                    (iii) Telecom shall prepare any documentation required to be filed in connection with the making of estimated Income Tax payments due in respect of Pre-Distribution Taxable Periods for which Telecom (or another member of the GM Group) is obligated to prepare an Income Tax Return hereunder and shall make any such estimated Income Tax payments, whether due before, on or after the Distribution Date.

               b. Income Tax Returns for Post-Distribution Taxable Periods. Hughes shall be responsible for (i) preparing and filing or causing to be prepared and filed all Income Tax Returns required to be filed by Hughes or any member of the Hughes Group for any Post-Distribution Taxable Period and (ii) paying the Income Tax Liability due with respect to such Income Tax Returns, subject to later reimbursement by Telecom pursuant to Sections 2.g and 2.h hereof.

               c.   Income Tax Returns for Straddle Periods.

                    (i) For U.S. federal Income Tax purposes, the taxable year of the Hughes Group shall end as of the close of the Distribution Date and, with respect to all other Income Taxes, GM (or the appropriate member of the GM Group) and Hughes shall, unless prohibited by applicable law, take all action necessary or appropriate to close the taxable period of the members of the Hughes Group as of the close of the Distribution Date. Neither any member of the GM Group nor any member of the Hughes Group shall take any position inconsistent with the preceding sentence on any Income Tax Return.

                    (ii) Telecom shall prepare, and Hughes shall file or cause to be filed (in the form and manner so prepared by Telecom), all Income Tax Returns of or which include the Hughes Group or any member thereof for a Straddle Period. Telecom shall provide Hughes with each such Income Tax Return at least 30 days prior to the due date for filing thereof, and shall identify, in a separate statement, any Income Tax elections, changes in accounting method or actions inconsistent with past practice in respect thereof. Hughes shall have the right to review and approve (which approval shall not be unreasonably withheld) each such Income Tax Return for 15 days following receipt thereof; provided, however, that Hughes shall be deemed to have unreasonably withheld its approval of such Income Tax Return unless, as the basis for withholding such approval, Hughes demonstrates (by means of a written explanation in sufficient detail to permit such conclusion to be verified) that Telecom has failed to comply with the requirements of Section 2.e(i) hereof. The failure of Hughes to propose any changes to any such Income Tax Return within such 15-day period shall be deemed to constitute Hughes' approval thereof. Telecom and Hughes shall attempt in good faith mutually to resolve any disagreements regarding such Income Tax Returns prior to the due date for filing thereof; provided, however, that the failure to resolve all disagreements prior to such date shall not relieve Hughes of its obligation to file (or cause to be filed) any such Income Tax Return in accordance with the first sentence of this Section 2.c(ii). Any disagreements regarding such Income Tax Returns which are not resolved prior to the filing thereof shall be promptly resolved pursuant to Section 8 hereof.

                    (iii) An Income Tax Liability in respect of an Income Tax Return for a Straddle Period shall be (A) allocated to Telecom to the extent such Income Tax Liability is (1) attributable to a member of the Hughes Group for the period up to and including the Distribution Date or (2) attributable solely to the inclusion in such Income Tax Return of one or more members of the GM Group, and (B) allocated to Hughes to the extent such Income Tax Liability is
(1) attributable to a member of the Hughes Group for the period subsequent to the Distribution Date or (2) attributable solely to the inclusion in such Income Tax Return of any member of the Hughes Post-Merger Group which is formed or acquired after the Distribution. The allocation of any Income Tax Liability between the portion of any Straddle Period ending on the Distribution Date and the portion of such Straddle Period after the Distribution Date shall be made by means of a closing of the books and records of the members of the Hughes Group as of the close of the Distribution Date, as if such taxable period ended as of the close of the Distribution Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including, but not limited to, depreciation and amortization deductions) shall be allocated between the period ending on the Distribution Date and the period after the Distribution Date in proportion to the number of days in each such period. In the case of any Income Tax Liability of any member of the Hughes Group which is attributable to the ownership by such member of an equity interest in a partnership or other "flowthrough" entity for Income Tax purposes, such allocation shall be made as if the taxable period of such partnership or other "flowthrough" entity ended as of the close of the Distribution Date; provided, however, that to the extent that the information necessary to compute such allocation on the basis of an interim closing of the books of such "flowthrough" entity is not available to Telecom or Hughes, such allocation shall be made between the period ending on the Distribution Date and the period after the Distribution Date in proportion to the number of days in each such period.

                    (iv) Hughes shall pay or cause to be paid the Income Tax Liability due with respect to any Straddle Period. No later than 5 Business Days prior to the due date for filing any such Income Tax Return (taking into account extensions), either (A) Telecom shall pay to Hughes, subject to later reimbursement by Hughes pursuant to Section 2.d hereof, the excess, if any, of
(1) the portion of the Income Tax Liability for such Straddle Period which is allocable to Telecom pursuant to Section 2.c(iii) hereof over (2) the estimated Income Tax payments (including payments made in connection with an application for an extension) made in respect of such Straddle Period by a member of the GM

Consolidated Group on or prior to the Distribution Date, or (B) Hughes shall pay to Telecom the excess, if any, of (1) the amount described in clause (A)(2) of this sentence over (2) the amount described in clause (A)(1) of this sentence.

                    (v) Telecom shall prepare any documentation required to be filed in connection with the making of estimated Income Tax payments due in respect of Straddle Periods for which Hughes (or another member of the Hughes Group) is obligated to file an Income Tax Return hereunder. Hughes shall make any such estimated Income Tax payments which are due on or after the Distribution Date.

               d.   Allowable Taxes.

                    (i) The Hughes Group's allocable share of an Income Tax Liability which is attributable to Allowable Taxes for all Pre-Distribution Taxable Periods and the portion of any Straddle Period ending with the Distribution Date shall be determined in a manner consistent with prior practice of Hughes Electronics and in accordance with the applicable Cost Accounting Standards Board Disclosure Statements of Hughes Electronics. (A copy of the statement dated as of July 19, 1996 is annexed hereto as Annex II.)

                    (ii) As soon as practicable after (A) the filing of any Income Tax Return for a Pre-Distribution Taxable Period or a Straddle Period in respect of an Allowable Tax or (B) a redetermination of the liability shown as due on any such Income Tax Return that results in an adjustment of payments to or from the relevant U.S. governmental entity pursuant to an agreement or under applicable law, Telecom shall provide Hughes with a written statement setting forth the difference, if any, between (x) the amount of such Allowable Tax that is allocable to the Hughes Group for such taxable period and (y) the amount of such Allowable Tax previously allocated to the Hughes Group. Such statement shall contain sufficient information to allow Hughes to verify the amount of Allowable Tax, and Telecom shall provide Hughes with any information reasonably requested to enable Hughes to complete the calculations required by Section 2.d(iii) hereof.

                    (iii) No later than 90 days after delivery by Telecom to Hughes of a statement of allocable Income Tax pursuant to Section 2.d(ii) hereof for any taxable period, Hughes shall provide to Telecom a schedule setting forth the following calculation: (A) if the amount described in clause (x) of Section 2.d(ii) exceeds the amount described in clause (y) thereof, the portion of such excess (plus interest, if any) for which the Hughes Group is entitled to be reimbursed by the relevant U.S. governmental entity (or other contracting party) under the relevant contracts and applicable law, and (B) if the amount described in clause (y) of Section 2.d(ii) exceeds the amount described in clause (x) thereof, the portion of such excess which the Hughes Group is obligated to reimburse to the relevant U.S. governmental entity (or other contracting party) under the relevant contracts and applicable law. In each case, such calculation shall be made (1) without giving effect to any decision by the Hughes Group not to seek reimbursement of any amount to which it is entitled or to any credit or offset for any amount which is not related to such Allowable Tax and (2) in accordance with the applicable disclosed or established cost accounting practices of the Hughes Group, consistently applied, and applicable law; provided, that, with respect to interest, such calculation shall be consistent with the final decision in the pending action titled Lockheed Corporation v. Widnall, 95-1025 (Fed. Cir.). Such schedule shall set forth separately the reimbursement amount for each contract requiring payments of more than $10,000, but may aggregate the reimbursement amounts for all contracts requiring payments of $10,000 or less. Within 5 days after delivery of such schedule, either Hughes shall pay to Telecom the amount shown thereon (in the case of an amount described in clause
(A) of this Section 2.d(iii)), notwithstanding any disagreement of Telecom therewith (which disagreement shall be resolved pursuant to Section 2.d(iv) hereof), or Telecom shall pay to Hughes the amount shown thereon (in the case of an amount described in clause (B) of this Section 2.d(iii)).

                    (iv) Telecom shall have the right to review the schedule delivered by Hughes pursuant to Section 2.d(iii) hereof for 90 days after the delivery thereof. Hughes shall provide Telecom with any information reasonably requested to enable Telecom to complete its review. The parties shall attempt in good faith mutually to resolve any disagreements regarding such schedule. Any disagreements that the parties do not resolve within such 90-day period shall be referred to a nationally recognized independent accounting firm mutually agreed to by Hughes and Telecom, whose determination shall be final and binding on the parties. To the extent that the amount shown on such schedule, as revised to take into account the resolution of any disagreements therewith in accordance with this Section 2.d(iv), differs from the amount shown in the original schedule delivered pursuant to Section 2.d(iii) hereof, Hughes shall pay to Telecom (or Telecom shall pay to Hughes) an amount equal to such difference, with interest thereon at the Overpayment Rate from the date of payment pursuant to Section 2.d(iii).

               e.   Preparation of Income Tax Returns.

                    (i) GM (or such member of the GM Group as shall be responsible for the preparation of such Income Tax Returns) shall, in its sole and absolute discretion, determine the entities to be included in a Combined Return and, subject to any right of review and approval by Hughes contained in
Section 2 hereof, make or revoke any Income Tax elections, adopt or change any accounting methods, and determine any other position taken on or in respect of an Income Tax Return for a Pre-Distribution Taxable Period or a Straddle Period that is required to be filed after the date of the Hughes Merger Agreement; provided, however, that GM (or any such member) shall prepare all such Income Tax Returns and take all such actions, to the extent such Income Tax Returns or actions relate to the Hughes Group, in a manner consistent with past practice to the extent that to do otherwise would result in a significant adverse effect on the Income Tax Liability of the Hughes Group in a Post-Distribution Taxable Period (after giving effect to any inconsistency with past practice which has a beneficial effect on the Income Tax Liability of the Hughes Group in a Post-Distribution Taxable Period), except (A) in the case of a state or local Income Tax Return, to the extent that such Income Tax Return is required to be, and is, consistent with the U.S. consolidated federal Income Tax Return of the GM Consolidated Group or (B) as required by applicable law or as a result of a Final Determination (in which case, GM (or such member) shall provide Hughes with written notice of its intent to take any such inconsistent position at least 15 Business Days prior to filing the relevant Income Tax Return) or (C) where Hughes has approved, or been deemed to have approved, an inconsistency with past practice having an adverse effect on the Hughes Group, which inconsistency with past practice was specifically identified in a separate statement provided by Telecom in connection with an Income Tax Return or portion thereof supplied to Hughes in accordance with the provisions of Section 2 hereof.

                    (ii) Hughes shall, and shall cause each member of the Hughes Group to, execute such documents and take such actions as shall be reasonably requested by GM or Telecom to cause those members of the Hughes Group or Hughes Post-Merger Group designated by GM or Telecom to be included in any Combined Return (whether it relates to a Pre-Distribution Taxable Period or a Straddle Period). Without limiting the foregoing, Hughes (on behalf of itself and each member of the Hughes Group) agrees to file a Combined Return with GM or any member of the GM Group wherever required to do so by applicable law or wherever the option to do so is elected by any member of the GM Group. Except as required by applicable law or as a result of a Final Determination, Hughes shall not, and shall cause each member of the Hughes Post-Merger Group not to, take any position with respect to a specific item of income, deduction, gain, loss or credit on an Income Tax Return for a Post-Distribution Taxable Period that is directly inconsistent with a position taken on a previously filed Income Tax Return of or which included a member of the Hughes Group for a Pre-Distribution Taxable Period or a Straddle Period with respect to such item (including, without limitation, the claiming of a deduction previously claimed on any such Income Tax Return). If Hughes believes in good faith that, under applicable law or as a result of a Final Determination, Hughes or a member of the Hughes Post-Merger Group must take such an inconsistent position, Hughes shall provide Telecom with written notice of its intent to take any such inconsistent position at least 15

Business Days prior to filing the relevant Income Tax Return and to consult in good faith with Telecom concerning the extent to which such inconsistency is so mandated.

               f. Redeterminations of Income Tax Liability. If the Income Tax Liability attributable to the Hughes Group or a member thereof is redetermined for a Pre-Distribution Taxable Period or a Straddle Period as part of a Final Determination, then, except as provided in the Hughes Spin-Off Separation Agreement, the payments required to be made by a party hereto pursuant to
Section 2 hereof shall be recomputed by substituting the amount of the Income Tax Liability as so redetermined. A party hereto which is liable to make a payment by reason of such redetermination to another party hereto shall make such payment with interest thereon, computed at the Underpayment Rate, from the due date for filing the Income Tax Return for which the Income Tax Liability was redetermined until the date of payment pursuant to this Section 2.f (but without duplication of the amount of interest included in the Income Tax Liability as so redetermined). Such payment shall be made no later than 5 Business Days prior to the date that payment is due to the relevant taxing authority by reason of such redetermination.

               g. Look-Back Interest. Notwithstanding Sections 2.b and 2.c hereof, if Look-Back Interest is allocable to a Pre-Distribution Taxable Period or the portion of a Straddle Period ending on the Distribution Date, (i) Telecom shall pay or cause to be paid to Hughes the amount of any such interest required to be paid to a taxing authority by a member of the Hughes Group, net of any tax benefit therefrom allowable to a member of the Hughes Group and (ii) Hughes shall pay or cause to be paid to Telecom the amount of any such interest which a member of the Hughes Group shall be entitled to receive from a taxing authority, net of any tax cost incurred thereon. If Hughes files, causes to be filed or is included in an Income Tax Return setting forth an amount described in the preceding sentence, Hughes shall deliver to Telecom, no later than 45 Business Days prior to the due date for filing of such Income Tax Return, a schedule setting forth in reasonable detail the calculation of such amount. Telecom shall have the right to review and approve (which approval shall not be unreasonably withheld) such calculation for 30 Business Days. The failure of Telecom to propose any change to such calculation within such 30-Business Day period shall be deemed to constitute Telecom's approval thereof. Telecom shall pay to Hughes, or Hughes shall pay to Telecom (as the case may be), the amount required by this
Section 2.g, no later than 5 Business Days prior to the due date for filing any such Income Tax Return. If Telecom notifies Hughes that a member of the Hughes Group is entitled to receive Look-Back Interest in respect of a Pre-Distribution Taxable Period or the portion of a Straddle Period ending on the Distribution Date, Hughes shall claim such amount on the relevant Income Tax Return, and shall not be relieved from the obligation to make a payment to Telecom in respect thereof by reason of its failure to do so.

               h. Flowthrough Entities. If the Income Tax Liability of any member of the Hughes Group for a Post-Distribution Taxable Period is increased or decreased as a result of the ownership by such member of an equity interest in a partnership or other "flowthrough" entity for Income Tax purposes and, in accordance with the principle set forth in the last sentence of Section 2.c(iii) hereof, such increase or decrease is allocable to a Pre-Distribution Taxable Period, (i) Telecom shall pay or cause to be paid to Hughes the amount of any such increase in Income Tax Liability, and (ii) Hughes shall pay or cause to be paid to Telecom the amount of any such decrease in Income Tax Liability. If Hughes files, causes to be filed or is included in an Income Tax Return setting forth an amount described in the preceding sentence, Hughes shall deliver to Telecom, no later than 45 Business Days prior to the due date for filing of such Income Tax Return, a schedule setting forth in reasonable detail the calculation of such amount. Telecom shall have the right to review and approve (which approval shall not be unreasonably withheld) such calculation for 30 Business Days. The failure of Telecom to propose any change to such calculation within such 30-Business Day period shall be deemed to constitute Telecom's approval thereof. Telecom shall pay to Hughes, or Hughes shall pay to Telecom (as the case may be), the amount required by this Section 2.h, no later than 5 Business Days prior to the due date for filing any such Income Tax Return (taking into account extensions).

               i. Review and Approval of Income Tax Returns. Notwithstanding anything in this Agreement to the contrary, Hughes shall have no right to review and approve any Income Tax Return the due date for filing of which (or, in the case of the portion of any Income Tax Return described in Section 2.a(i) hereof that relates to the Hughes Group, the date by which such portion is required by GM to be delivered to GM) is prior to, or less than 30 days after, the Distribution; provided, that (i) Telecom shall, upon request by Hughes after the Distribution, provide Hughes with copies of any such Income Tax Returns (or portions thereof), and (ii) this sentence shall not be construed to relieve GM of its undertakings set forth in Section 2.e(i) hereof.

          3.   Indemnification for Income Taxes.

               a. Indemnification by GM and Telecom. Except as otherwise provided in the Hughes Spin-off Separation Agreement, from and after the Distribution Date, GM and Telecom jointly and severally shall indemnify and hold each member of the Hughes Group and their respective directors, officers, employees, affiliates, agents, successors and assigns harmless from and against
(i) all Income Tax Liabilities incurred by any member of the GM Consolidated Group in respect of the Distribution or the Hughes Merger, (ii) all costs, expenses and damages associated with stockholder litigation or controversies arising in connection with any proposed tax assessment or controversy with respect to the Distribution or the Hughes Merger, (iii) without duplication, all Income Tax Liabilities which Telecom (or any other member of the GM Group) is required to pay, or reimburse Hughes for, pursuant to Section 2 hereof, and (iv) all Income Taxes incurred by any member of the Hughes Group by reason of the breach by Telecom or GM of any of its covenants hereunder and, in any case, any related costs and expenses (including, without limitation, reasonable attorneys' fees and expenses).

               b. Indemnification by Hughes. From and after the Distribution Date, Hughes shall indemnify and hold each member of the GM Group and their respective directors, officers, employees, affiliates, agents, successors and assigns harmless from and against (i) all Income Tax Liabilities which Hughes (or any other member of the Hughes Group or the Hughes Post-Merger Group) is required to pay, or reimburse GM or Telecom for, under Section 2 hereof and (ii) all Income Taxes incurred by any member of the GM Group or Hughes Group by reason of the breach by Hughes of any of its covenants hereunder and, in either case, any related costs and expenses (including, without limitation, reasonable attorneys' fees and expenses). Nothing in this Agreement shall limit Hughes' indemnification obligations under the Hughes Spin-off Separation Agreement.

               c. Payment. Subject to the following sentence, the Indemnifying Party shall pay to the Indemnified Party, no later than 45 Business Days after the Indemnifying Party receives from the Indemnified Party calculations thereof (in sufficient detail so as to permit the Indemnifying Party to understand such calculations), the amount that the Indemnifying Party is required to pay the Indemnified Party under this Section 3 by reason of a Final Determination. The failure of the Indemnifying Party to notify the Indemnified Party in writing of its disagreement with such calculations within 20 Business Days of receiving such calculations shall be deemed to constitute the Indemnifying Party's agreement therewith. Any dispute regarding such calculations shall be resolved in accordance with Section 8 hereof.

          4.   Refunds; Foreign Tax Credits.

               a. Refunds. Except to the extent provided in Sections 6.a and 6.d hereof, Telecom shall be entitled to all Refunds (and any interest thereon received from the applicable taxing authority) in respect of Income Taxes for all Pre-Distribution Taxable Periods and the portion of any Straddle Period ending on the Distribution Date, subject to later reimbursement of Hughes pursuant to Section 2.d(iii) hereof. Except to the extent provided in Section 6.b or 6.d hereof, Hughes shall be entitled to all Refunds (and any interest thereon received from the applicable taxing authority) in respect of Income Taxes for all Post-Distribution Taxable Periods and the portion of any Straddle Period beginning after the Distribution Date. A party receiving a Refund to which another party is entitled pursuant to this Section 4.a shall pay the amount to which such other party is entitled within 10 days after such Refund is Actually Realized. Telecom shall be permitted to file, and Hughes shall fully cooperate with Telecom in connection with, any claim for Refund in respect of an Income Tax for which Telecom (or any other member of the GM Group) is responsible pursuant to Section 2 hereof.

               b.   Foreign Tax Credits.

                    (i) If, as a result of the payment by the Hughes Group after the Distribution Date of a foreign tax, there is an increase in the foreign tax credits allowed to a member of the GM Group for Income Tax purposes, Telecom shall pay to Hughes the amount of any Income Tax Benefit Actually Realized therefrom, including interest (computed at the Overpayment Rate) from the original due date (without extensions) of the Income Tax Return for the taxable period in which such Income Tax Benefit is Actually Realized (or, if later, the date which is 45 days after the date of receipt of the notice described in the next sentence) through the date of payment under this Section 4.b(i) (but without duplication of the amount of interest, if any, included in the Income Tax Benefit Actually Realized). Hughes shall provide written notice to Telecom of any such payment of a foreign tax, together with any documentation reasonably requested by Telecom to enable Telecom to verify and substantiate such payment. Until such time as any such foreign tax credit has been utilized by GM or any member of the GM Group, Telecom shall, in connection with each U.S. federal Income Tax Return filed by or on behalf of a member of the GM Group, provide Hughes with a statement, signed by Telecom's chief financial officer, setting forth a good faith calculation of the extent to which any such foreign tax credit was utilized on such Income Tax Return, which calculation shall be final and binding upon the parties (subject to adjustment in the event of a subsequent Final Determination). Any tax attribute arising from the carryforward of any such foreign tax credit shall not be subject to Section 6.d hereof.

                    (ii) If, as a result of the receipt by the Hughes Group after the Distribution Date of a refund of foreign tax (including by means of a credit or offset), there is a decrease in the foreign tax credits allowed to a member of the GM Group for Income Tax purposes, Hughes shall pay to Telecom the amount of any Income Tax Detriment Actually Realized by the GM Group therefrom, including interest (computed at the Underpayment Rate) from the original due date (without extensions) of the Income Tax Return for the taxable period in which such Income Tax Detriment is Actually Realized through the date of payment under this Section 4.b(ii) (but without duplication of the amount of interest, if any, included in the Income Tax Detriment Actually Realized). Hughes shall provide written notice to Telecom of the nature and amount of any such refund. Telecom shall provide Hughes with any documentation reasonably requested by Hughes to enable Hughes to verify and substantiate the amount of any such Income Tax Detriment resulting therefrom.

          5.   Income Tax Contests.

               a. Notification. Hughes shall, promptly upon receipt of notice thereof by any member of the Hughes Group, notify Telecom in writing of any communication with respect to any pending or threatened Proceeding in connection with an Income Tax Liability (or an issue related thereto) for which a member of the GM Group may be responsible pursuant to this Agreement. Hughes shall include with such notification a true, correct and complete copy of any written communication, and an accurate and complete written summary of any oral communication, so received by a member of the Hughes Group. The failure of Hughes timely to forward such notification in accordance with the immediately preceding sentence shall not relieve Telecom of its obligation to pay such Income Tax Liability or indemnify the Hughes Group therefor, except and to the extent that the failure timely to forward such notification actually prejudices the ability of Telecom to contest such Income Tax Liability or increases the amount of such Income Tax Liability.

               b. Pre-Distribution Taxable Periods. GM (or such member of the GM Group as GM shall designate) shall have the sole right to represent the interests of the members of the Hughes Group in any Proceeding relating to Pre-Distribution Taxable Periods and to employ counsel of its choice at its expense; provided, that if the resolution of any such Proceeding reasonably could be expected to have a material adverse effect on the Income Tax Liability of the Hughes Group for Post-Distribution Taxable Periods or on its liability for Allowable Taxes, GM (or such designee) shall act in good faith in defending or resolving any such Proceeding on the merits, without regard to the provisions of
Section 6 hereof.

               c. Straddle Periods. GM (or such member of the GM Group as GM shall designate) and Hughes jointly shall represent the interests of the Hughes Post-Merger Group (or any member thereof) in any Proceeding relating to any Straddle Period. Neither party shall settle any dispute relating to an Income Tax Liability attributable to a member of the Hughes Group for a Straddle Period without the consent of the other party (which consent shall not be unreasonably withheld); provided, however, that if GM (or such designee) proposes a settlement of such an Income Tax Liability, and Hughes does not consent thereto, the liability of Telecom (and any other member of the GM Group) under this Agreement in respect of such Income Tax Liability shall be limited to the portion of the proposed settlement amount attributable to the portion of the Straddle Period ending on the

Distribution Date. Any disputes regarding the conduct or resolution of any such Proceeding shall be resolved pursuant to Section 8; provided, that no such resolution shall affect the limitation on the liability of Telecom and the GM Group set forth in the immediately preceding sentence. All costs, fees and expenses paid to third parties in the course of such Proceeding shall be borne by Telecom and Hughes in the same ratio as the ratio in which, pursuant to the terms of this Agreement, Telecom and Hughes would share the responsibility for payment of the Income Taxes asserted by the taxing authority in its claim or assessment if such claim or assessment were sustained in its entirety; provided, however, that in the event that any party hereto retains its own advisors or experts in connection with any such Proceeding, the costs and expenses thereof shall be borne solely by such party.

               d. Post-Distribution Taxable Periods. Hughes shall have the sole right to represent the interests of the Hughes Group (or any member thereof) in any Proceedings relating to a Post-Distribution Taxable Period.

               e. Power of Attorney. Each member of the Hughes Group shall execute and deliver to GM (or such member of the GM Group as GM shall designate) any power of attorney or other document requested by GM (or such designee) in connection with any Proceeding described in Section 5.b or 5.c hereof.

          6. Timing Differences; Reverse Timing Differences; Apportionment of Tax Attributes; Carrybacks.

               a. Timing Differences. If an adjustment to an Income Tax Return pursuant to a Final Determination results in a Timing Difference, then for each Post-Distribution Taxable Period or portion of a Straddle Period beginning on the day after the Distribution Date in which a member of the Hughes Post-Merger Group Actually Realizes an Income Tax Detriment by reason of such Timing Difference, Telecom shall pay to Hughes an amount equal to such Income Tax Detriment, including interest (computed at the Underpayment Rate for the taxing jurisdiction in which such Income Tax Detriment is Actually Realized) from the original due date (without extensions) for filing of the Income Tax Return for such taxable period through the date of payment under this Section 6.a; provided, however, that, subject to the last sentence of Section 6.c(i) hereof, the aggregate payments which Telecom shall be required to make under this
Section 6.a with respect to a Timing Difference shall not exceed the aggregate amount of the Income Tax Benefits Actually Realized by a member of the GM Consolidated Group for all Pre-Distribution Taxable Periods and the portion of a Straddle Period ending on the Distribution Date by reason of such Timing Difference, including interest (computed at the Overpayment Rate for the taxing jurisdiction in which such Income Tax Benefit is Actually Realized) from the original due date (without extensions) for filing of the Income Tax Return for such taxable period through the date of payment under this Section 6.a. Upon request, Telecom shall provide Hughes with a statement, signed by Telecom's chief financial officer and certified by Telecom's independent accounting firm, setting forth calculations in detail sufficient to permit Hughes to verify Telecom's compliance with this Section 6.a.

               b. Reverse Timing Differences. If an adjustment to an Income Tax Return pursuant to a Final Determination results in a Reverse Timing Difference, then, subject to the last sentence of Section 6.c(ii) hereof, for each Post-Distribution Taxable Period or portion of a Straddle Period beginning on the day after the Distribution Date in which a member of the Hughes Post-Merger Group Actually Realizes an Income Tax Benefit by reason of such Reverse Timing Difference, Hughes shall pay to Telecom an amount equal to such Income Tax Benefit, including interest (computed at the Overpayment Rate for the taxing jurisdiction in which such Income Tax Benefit is Actually Realized) from the original due date (without extensions) for filing of the Income Tax Return for such taxable period through the date of payment under this Section 6.b; provided, however, that the aggregate payments which Hughes shall be required to make under this Section 6.b with respect to a Reverse Timing Difference shall not exceed the aggregate amount of the Income Tax Detriments Actually Realized by a member of the GM Consolidated Group (whether in one or more taxable periods, and whether such taxable periods end before, after or on the Distribution Date) by reason of such Reverse Timing Difference, including interest (computed at the Underpayment Rate for the taxing jurisdiction in which such Income Tax Detriment is Actually Realized) from the original due date (without extensions) for filing of the Income Tax Return for such taxable period through the date of payment under this Section 6.b. Upon request, Hughes shall provide Telecom with a statement, signed by Hughes' chief financial officer and certified by Hughes' independent accounting firm, setting forth calculations in detail sufficient to permit Telecom to verify Hughes' compliance with this
Section 6.b.

               c. Notification of Timing Differences and Reverse Timing Differences.

                    (i) In the event of an adjustment to an Income Tax Return of any member of the Hughes Post-Merger Group which Hughes reasonably believes will result in a Timing Difference, Hughes shall deliver notice in writing of such adjustment to Telecom. Telecom (or the appropriate member of the GM Group)
(A) shall take such action as shall be legally available and necessary or appropriate to preserve the opportunity of the members of the GM Consolidated Group to obtain a Refund in respect of taxable periods for which Income Tax Returns already shall have been filed, and to obtain the Income Tax

Benefits resulting from such Timing Difference to the maximum extent permitted by applicable law, and (B) shall provide Hughes with written notice of the timing and amount of any Income Tax Benefits Actually Realized by the GM Group as a result of such Timing Difference or which would have been Actually Realized by the GM Group but for a failure to take the actions described in clause (A) of this sentence. The failure to have taken such actions as shall have been legally available and necessary or appropriate to obtain the Income Tax Benefits resulting from such Timing Difference shall not relieve Telecom from the obligation to make the payments that would have been due from Telecom under
Section 6.a hereof had GM (or the appropriate members of the GM Consolidated Group) taken such actions.

                    (ii) In the event of an adjustment to an Income Tax Return of any member of the GM Consolidated Group which GM (or such other member of the GM Group as shall be designated by GM) reasonably believes will result in a Reverse Timing Difference, GM (or such other member) shall deliver notice in writing of such adjustment to Hughes. Hughes shall take, and shall cause the appropriate member of the Hughes Post-Merger Group to take, such action as shall be legally available and necessary or appropriate to preserve the opportunity of the appropriate members of the Hughes Post-Merger Group to obtain a Refund in respect of taxable periods for which Income Tax Returns already shall have been filed, and shall take such positions as shall be consistent with obtaining the Income Tax Benefits resulting from such Reverse Timing Difference for such taxable periods for which Income Tax Returns shall not have been filed. For all such taxable periods, Hughes (A) shall take all actions necessary or appropriate and legally available to obtain the Income Tax Benefits resulting from such Reverse Timing Difference to the maximum extent permitted by applicable law and
(B) shall provide Telecom with written notice of the timing and amount of any Income Tax Benefits Actually Realized by the Hughes Post-Merger Group as a result of such Reverse Timing Difference or which would have been Actually Realized by the Hughes Post-Merger Group but for a failure to take the actions described in clause (A) of this sentence. The failure to have taken such actions as shall have been legally available and necessary or appropriate to obtain the Income Tax Benefits resulting from such Reverse Timing Difference shall not relieve Hughes from the obligation to make the payments that would have been due from Hughes under Section 6.b had Hughes (or the appropriate members of the Hughes Post-Merger Group) taken such actions.

               d.   Apportionment of Tax Attributes.

                    (i) If the GM Consolidated Group has a consolidated net operating loss, a consolidated net capital loss, a consolidated unused investment credit, a consolidated unused foreign tax credit or a consolidated excess charitable contribution (as such terms are used in Treasury Regulation Section 1.1502-79) that arises in a Pre-Distribution Taxable Period (including the taxable period in which the Distribution Date occurs) and can be carried to a taxable period ending after the Distribution Date, the portion, if any, of such Tax Attribute which shall be apportioned to Hughes or any member of the Hughes Group and treated as a carryover to the first Post-Distribution Taxable Period of Hughes (or such member) shall be determined in accordance with Treasury Regulation Section 1.1502-79; provided, however, that the portion, if any, of any consolidated unused foreign tax credit which shall be apportioned to Hughes or such member shall be determined separately with respect to each of the items of income listed in Section 904(d) of the Code.

                    (ii) No consolidated U.S. federal Income Tax attribute of the GM Consolidated Group, other than those described in Section 6.d(i) hereof (including, but not limited to, any minimum tax credit or general business credit but excluding tax basis and earnings and profits), and no consolidated, combined or unitary state or local Income Tax attribute arising in respect of a Combined Return shall be apportioned to Hughes or any member of the Hughes Group, except as GM (or such member of the GM Group as GM shall designate) determines is otherwise required under the provisions of applicable law; provided, that any credits which are earned by a member of the Hughes Group for purposes of the Arizona Corporate Income Tax in a Post-Distribution Taxable Period by reason of the continuation of an employee position in any Post-Distribution Taxable Period shall not be deemed to have arisen in respect of a Combined Return even though such position was created prior to the Distribution Date; and provided further, that any such credits which are earned in a Pre-Distribution Taxable Period by reason of the creation or continuation of an employee position in a Pre-Distribution Taxable Period and which are carried forward to a Post-Distribution Taxable Period shall not be considered to have been earned in a Post-Distribution Taxable Period.

                    (iii) GM (or its designee) shall determine the portion, if any, of any Tax Attribute, which must be apportioned to Hughes or to any member of the Hughes Group in accordance with this Section 6.d and applicable law and shall provide written notice of the calculation thereof to Hughes as soon as practicable after the information necessary to make such calculation becomes available to GM.

                    (iv) Hughes shall prepare or cause to be prepared and file or cause to be filed all Income Tax Returns for which it is responsible under this Agreement so as to take into account, to the extent permitted by applicable law, any Tax Attribute apportioned to Hughes or any member of the Hughes Group as calculated pursuant to Section 6.d(iii) hereof. Until such time as any such Tax Attribute has been utilized by Hughes or any member of the Hughes Group (or would have been so utilized had Hughes complied with the requirements of the previous sentence), Hughes shall, in connection with each Income Tax Return filed by or on behalf of a member of the Hughes Group, provide GM with a statement, signed by Hughes' chief financial officer and certified by Hughes' independent accounting firm, setting forth in reasonable detail a calculation of the extent to which any such Tax Attribute was utilized on such Income Tax Return (or would have been so utilized had Hughes complied with the requirements of the previous sentence).

                    (v) If any Tax Attribute is carried forward to an Income Tax Return of Hughes or any other member of the Hughes Post-Merger Group for any Post-Distribution Taxable Period or the portion of any Straddle Period beginning after the Distribution Date, Hughes shall pay to GM (or its designee) the amount of any Income Tax Benefit Actually Realized by a member of the Hughes Post-Merger Group as a result of the carryover of such Tax Attribute, including interest (computed at the Overpayment Rate) from the original due date (without extensions) of the Income Tax Return for the taxable period in which such Income Tax Benefit is Actually Realized through the date of payment under this Section 6.d(v) (but without duplication of the amount of interest, if any, included in the Income Tax Benefit Actually Realized); provided, however, that the failure of Hughes to comply with the requirements of the first sentence of Section 6.d(iv) hereof shall not relieve Hughes of the obligation to make the payment that it would be required to make pursuant to this Section 6.d(v) were Hughes to have complied with such requirements.

                    (vi) If there is a Final Determination that results in any change to or adjustment of the portion of any Tax Attribute which shall have been apportioned to Hughes or to any member of the Hughes Group pursuant to this
Section 6.d, then GM (or its designee) shall make a payment to Hughes, or Hughes shall make a payment to GM (or its designee), as may be necessary to adjust the payments between Hughes and GM (or its designee) to reflect the payments that would have been made under Section 6.d(v) had the adjusted amount of the Tax Attribute been taken into account in computing the payments due under Section 6.d(v) hereof.

               e. Present Value Determination. To the extent any Income Tax Benefit or Income Tax Detriment is not Actually Realized when a Timing Difference or Reverse Timing Difference occurs or in a taxable period to which a Tax Attribute is carried forward, Telecom and Hughes shall attempt in good faith to agree (i) upon the present value of the Income Tax Benefits and Income Tax Detriments reasonably expected to be Actually Realized, and (ii) to base the payments due to or from Telecom or Hughes under Sections 6.a, 6.b or 6.d(v) hereof on such present values; provided, however, that such parties shall be under no obligation to reach such an agreement. Section 8 hereof shall not apply if the parties shall not have reached such an agreement.

               f. Carrybacks. Except to the extent otherwise consented to by GM or prohibited by applicable law, Hughes shall elect to relinquish, waive or otherwise forego all Carrybacks. In the event that Hughes (or the appropriate member of the Hughes Group) is prohibited by applicable law to relinquish, waive or otherwise forego a Carryback (or GM consents thereto), (i) Telecom shall cooperate with Hughes, at Hughes' expense, in seeking from the appropriate taxing authority such Refund as reasonably would result from such Carryback, and
(ii) Hughes shall be entitled to any Income Tax Benefit Actually Realized by a member of the GM Group (including any interest thereon received from such taxing authority), to the extent that such Refund is directly attributable to such Carryback, within 10 days after such Refund is Actually Realized; provided, however, that Hughes shall indemnify and hold the members of the GM Group harmless from and against any and all collateral tax consequences resulting from or caused by any such Carryback, including (but not limited to) the loss or postponement of benefit from the use of tax attributes which are generated by a member of the GM Group or an affiliate thereof and (x) which expire unutilized, but which would have been utilized but for such Carryback, or (y) the use of which is postponed to a later taxable period than the taxable period in which such tax attributes otherwise would have been utilized but for such Carryback. If there is a Final Determination that results in any change to or adjustment of an Income Tax Benefit Actually Realized by a member of the GM Group that is directly attributable to a Carryback, then GM (or its designee) shall make a payment to Hughes, or Hughes shall make a payment to GM (or its designee), as may be necessary to adjust the payments between Hughes and GM (or its designee) to reflect the payments that would have been made under this Section 6.f had the adjusted amount of such Income Tax Benefit been taken into account in computing the payments due under Section 6.f hereof. The parties shall provide each other with sufficient information to enable the other to verify and substantiate any such adjustment.

               g. Straddle Periods. For purposes of Sections 6.d and 6.f hereof,
(i) a Straddle Period shall be deemed to consist of two taxable periods, the first of which shall end on the Distribution Date, and (ii) any net operating loss or other Tax Attribute which is deemed to have been generated in either of such hypothetical taxable periods shall be treated as having been carried to the other such hypothetical taxable period, to the extent such net operating loss or other Tax Attribute actually reduced the Income Tax Liability for such Straddle Period.

          7. Cooperation and Exchange of Information.

               a. Preparation of Income Tax Returns.

                    (i) Hughes shall, and shall cause each member of the Hughes Group to, prepare and submit to Telecom, at Hughes' expense, all information that Telecom shall reasonably request, in such form as Telecom reasonably shall request and (i) by no later than 150 days prior to the due date (taking into account extensions), but in no case earlier than 60 days after the close of the relevant taxable period of the GM Group, (A) to enable GM to prepare the Income Tax Returns described in Section 2.a(i) hereof, and (B) to enable Telecom to prepare the Income Tax Returns described in Sections 2.a(ii) and 2.c hereof, and
(ii) by the time reasonably specified by Telecom, to enable Telecom to determine the amounts of estimated tax due and to prepare any related documentation in respect of the taxable periods covered by the Income Tax Returns described in clauses (i)(A) and (B) of this sentence. In the event that Hughes (x) does not timely provide such information or (y) provides information that is incomplete or otherwise not reasonably satisfactory to Telecom and does not cure such defect within 20 days after Telecom gives notice thereof, Telecom shall be entitled to require Hughes to engage, at Hughes' expense, a nationally recognized independent accounting firm reasonably acceptable to Telecom to gather and provide, in the manner set forth in the preceding sentence, the information which Hughes is required to provide under this Section 7.a.

                    (ii) Telecom shall, and shall cause each member of the GM Group to, prepare and submit to Hughes, at Telecom's expense, all information that Hughes reasonably shall request to enable Hughes to prepare any Income Tax Returns which Hughes is responsible to prepare in accordance with Section 2 hereof. In the event that Telecom (x) does not timely provide such information or (y) provides information that is incomplete or otherwise not reasonably satisfactory to Hughes and does not cure such defect within 20 days after Hughes gives notice thereof, Hughes shall be entitled to require Telecom to engage, at Telecom's expense, a nationally recognized independent accounting firm reasonably acceptable to Hughes to gather and provide, in the manner set forth in the preceding sentence, the information which Telecom is required to provide under this Section 7.a.

               b. Cooperation and Exchange of Information. Each party hereto, on behalf of itself and each of its affiliates, agrees to provide each other party with such cooperation and information as such other party reasonably shall request in connection with the preparation or filing of any Income Tax Return or claim for Refund, the determination and payment of estimated Income Taxes, the determination of the amount of Allowable Taxes which are to be reimbursed to or by a governmental entity, or the conduct of any Proceeding. Such cooperation and information shall include, without limitation, upon reasonable notice (i) promptly forwarding copies of appropriate notices and forms or other communications (including, without limitation, information document requests, revenue agent's reports and similar reports, notices of proposed adjustments and notices of deficiency) received from or sent to any taxing authority or any other administrative, judicial or governmental authority, (ii) providing copies of all relevant Income Tax Returns, together with accompanying schedules and related workpapers, documents relating to rulings or other determinations by taxing authorities, and such other records concerning the ownership and tax basis of property, or other relevant information which such Person or its affiliates may possess, (iii) the provision of such additional information and explanations of documents and information provided under this Agreement (including statements, certificates and schedules delivered by either party) as shall be reasonably requested by the other party, (iv) the execution of any document that may be necessary or reasonably helpful in connection with the filing of an Income Tax Return, a claim for a Refund, or in connection with any Proceeding, including such waivers, consents or powers of attorney as may be necessary for such party to exercise its rights under this Agreement, and (v) the use of the parties' reasonable efforts to obtain any documentation from a governmental authority or a third party that may be necessary or reasonably helpful in connection with any of the foregoing. It is expressly the intention of the parties to this Agreement to take all actions requested by Telecom that shall be necessary to establish Telecom as the sole agent for Income Tax purposes (to the extent that GM is not otherwise the sole agent for such purpose) of each member of the Hughes Group with respect to all Income Tax Returns of the Hughes Group for Pre-Distribution Taxable Periods and for any Combined Return for a Straddle Period. Upon reasonable notice, the parties hereto shall make their, or shall cause their affiliates to make their, employees and facilities available on a mutually convenient basis to provide explanation of any documents or information provided hereunder. Any information obtained under this Section 7 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Income Tax Returns or claims for Refund or in conducting any Proceeding.

               c. Record Retention. GM and Hughes agree to retain all Income Tax Returns, related schedules and workpapers, and all material records and other documents as required under Section 6001 of the Code and the regulations promulgated thereunder (and any similar provision of state or local Income Tax law) existing on the date hereof or created in respect of (i) any taxable period that ends on or before or includes the Distribution Date or (ii) any taxable period which may be subject to a claim hereunder (including by reason of a Timing Difference or a Reverse Timing Difference), until the later of (x) the expiration of the statute of limitations (including extensions) for the taxable periods to which such Income Tax Returns and other documents relate and (y) the Final Determination of any payments which may be required in respect of such taxable periods under this Agreement. From and after the end of the period described in the preceding sentence of this Section 7.c, if a member of the GM Group or a member of the Hughes Post-Merger Group wishes to dispose of any such records and documents, then GM or Hughes (as the case may be) shall provide written notice thereof to the other party and shall provide such other party (at such other party's sole expense) the opportunity to take possession of any such records and documents within 90 days after such notice is delivered; provided, however, that if such other party does not, within such 90-day period, confirm its intention to take possession of such records and documents, GM or Hughes (as the case may be) may destroy or otherwise dispose of such records and documents.

               d.  Remedies.

                    (i) Hughes hereby acknowledges and agrees that (A) the failure of any member of the Hughes Group to comply with the provisions of this
Section 7 may result in substantial harm to the GM Group, including the inability to determine or appropriately substantiate an Income Tax Liability (or a position in respect thereof) for which the GM Group (or a member thereof) would be responsible under this Agreement or appropriately defend against an adjustment thereto by a taxing authority, and (B) the remedies available to the GM Group for the breach by a member of the Hughes Group of its obligations hereunder shall include (without limitation) the indemnification by Hughes of the GM Group for any Income Tax Liability incurred or any Income Tax benefit lost or postponed by reason of such breach and the forfeiture by the Hughes Group of any related rights to indemnification by GM or Telecom. In addition, if any member of the Hughes Group fails to provide (x) any cooperation or information requested pursuant to Section 7.a by the dates specified therein or
(y) any other information requested pursuant to this Agreement within a reasonable period, as determined in good faith by the party requesting such information, then, without limiting any other remedy available to any member of the GM Group for breach of Hughes' obligations under this Agreement, Telecom shall have the right to engage a nationally recognized accounting firm of its choice to gather such information. Hughes agrees to permit any such nationally recognized accounting firm full access to all appropriate records or other information in the possession of any member of the Hughes Group during normal business hours, and promptly to reimburse or pay directly all costs and expenses in connection with the engagement of such accountants.

                    (ii) Telecom hereby acknowledges and agrees that (A) the failure of any member of the GM Group to comply with the provisions of this
Section 7 may result in substantial harm to the Hughes Group, including the inability to determine or appropriately substantiate an Income Tax Liability (or a position in respect thereof) for which the Hughes Group (or a member thereof) would be responsible under this Agreement or appropriately defend against an adjustment thereto by a taxing authority, and (B) the remedies available to the Hughes Group for the breach by a member of the GM Group of its obligations hereunder shall include (without limitation) the indemnification by GM and

Telecom of the Hughes Group for any Income Tax Liability incurred or any Income Tax benefit lost or postponed by reason of such breach and the forfeiture by the GM Group of any related rights to indemnification by Hughes. In addition, if any member of the GM Group fails to provide any information requested pursuant to this Agreement within a reasonable period, as determined in good faith by the party requesting such information, then, without limiting any other remedy available to any member of the Hughes Group for breach of GM's obligations under this Agreement, Hughes shall have the right to engage a nationally recognized accounting firm of its choice to gather such information. Telecom agrees to permit any such nationally recognized accounting firm full access to all appropriate records or other information in the possession of any member of the GM Group during normal business hours, and promptly to reimburse or pay directly all costs and expenses in connection with the engagement of such accountants.

               e.  Reliance.

                    (i) If any member of the Hughes Group supplies information to a member of the GM Group in connection with an Income Tax Liability and an officer of a member of the GM Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the GM Group identifying the information being so relied upon, the chief financial officer of such member of the Hughes Group shall certify in writing the accuracy and completeness of the information so supplied. Hughes agrees to indemnify and hold harmless each member of the GM Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind (other than a liability for income tax) attributable to a member of the Hughes Group having supplied a member of the GM Group with inaccurate or incomplete information in connection with an Income Tax Liability.

                    (ii) If any member of the GM Group supplies information to a member of the Hughes Group in connection with an Income Tax Liability and an officer of a member of the Hughes Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Hughes Group identifying the information being so relied upon, the chief financial officer of such member of the GM Group shall certify in writing the accuracy and completeness of the information so supplied. Telecom agrees to indemnify and hold harmless each member of the Hughes Group and its directors, officers and employees from and against any fine, penalty, or other cost or expense of any kind (other than a liability for income tax) attributable to a member of the GM Group having supplied a member of the

Hughes Group with inaccurate or incomplete information in connection with an Income Tax Liability.

          8.  Resolution of Disputes.

               a. Negotiation. Telecom and Hughes shall attempt in good faith promptly to resolve any dispute arising in connection with this Agreement. In the event of any such dispute, either party may deliver a Dispute Notice to the other party, and within 20 Business Days of the receipt of such Dispute Notice, the appropriate representatives of Telecom and Hughes shall meet to attempt to resolve the dispute. If the dispute has not been resolved within the Negotiation Period, or if one of the parties fails or refuses to negotiate the dispute, the issue shall be settled by arbitration pursuant to this Section 8, which shall be final and binding on the parties. Nothing in this Section 8 shall be construed to extend the time periods set forth in this Agreement during which any party may make a payment, deliver a notice, provide information, grant or withhold approval or consent or take any other action.

               b. Arbitration Procedure. Either party may initiate arbitration by giving the other party a written notice (the "Arbitration Notice") either (i) within one year following the end of the Negotiation Period, or (ii) if the parties do not meet within 20 Business Days of the receipt of the Dispute Notice, within one year thereafter. The arbitration shall be in accordance with the CPR Rules, except as otherwise provided in this Section 8. The arbitrators shall allow all discovery permitted by the Federal Rules of Civil Procedure. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. (S) 1-14. The place of arbitration shall be Los Angeles, California or such other location as shall be mutually agreed by the parties. Any deadlines specified in this Section 8 may be extended by mutual agreement of the parties.

               c. Selection of Arbitrators. Telecom and Hughes shall make every reasonable effort to jointly select the arbitrator. If Telecom and Hughes are unable to agree on the designated arbitrator within 20 Business Days after either party gives the Arbitration Notice, then the arbitration shall be by a panel of three arbitrators. Telecom and Hughes shall each appoint one arbitrator. The two arbitrators so appointed shall appoint the third arbitrator. If either Telecom or Hughes shall fail to appoint an arbitrator within such 20-Business Day period, the arbitration shall be by the sole arbitrator appointed by the other party. Whether jointly selected by Telecom and Hughes or otherwise, each arbitrator shall be an attorney who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved in the issue or issues to be resolved.

               d. Settlement Proposal. Each party shall present an overall settlement proposal to the arbitrator which shall encompass all issues to be resolved. The two proposals shall set the outer limits of the range within which the arbitrator can make a determination as to the appropriate settlement result. All costs of the arbitration process shall be borne by the party determined by the arbitrator to have lost the arbitration. In the event the arbitrator makes a determination which reflects a 50-50 settlement, Telecom and Hughes shall share equally the costs of the arbitration. In the event the arbitrator makes a determination which reflects a divided settlement, the arbitrator shall determine the proportion in which the parties shall share the costs of arbitration.

               e.  Time and Method of Making Payments Determined by
Arbitration. All amounts determined by arbitration to be payable by one party to the other shall be due and payable on or before the 90th calendar day following the determination that such amount is payable.

          9.  Payments.

               a. Method of Payment. All payments required by this Agreement shall be made by (i) wire transfer to the appropriate bank account as may from time to time be designated by the parties for such purpose; provided, that on the date of such wire transfer notice of the transfer is given to the recipient thereof in accordance with Section 11 hereof, or (ii) any other method agreed to by the parties. All payments due under this Agreement shall be deemed to be paid when available funds are actually received by the payee.

               b. Interest. Any payment required by this Agreement that is not made on or before the date required hereunder shall bear interest, from and after such date through the date of payment, at the Underpayment Rate.

               c. Characterization of Payments. For all tax purposes, the parties hereto agree to treat, and to cause their respective affiliates to treat, (i) any payment, required by this Agreement as either a contribution by GM or Hughes or a distribution by Hughes to GM, as the case may be, occurring immediately prior to the Distribution and (ii) any payment of interest or non-Federal Income Taxes by or to a taxing authority as taxable or deductible, as the case may be, to the party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise mandated by applicable law; provided, that in the event it is determined as a result of a Final Determination that any such treatment is not permissible, the payment in question shall be adjusted to place the parties in the same after-tax position they would have enjoyed absent such Final Determination.

          10. Existing Tax Allocation Agreement. The Tax Allocation Agreement shall be amended as of the Distribution Date to exclude the members of the Hughes Group and to provide that any rights or obligations of the members of the Hughes Group existing thereunder shall be fully and finally settled without any payment by or to any member of the Hughes Group.

          11. Notices. Notices, requests, permissions, waivers, and other communications hereunder shall be in writing and shall be deemed to have been duly given upon (a) a transmitter's confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following Business Day or if delivered by hand the following Business Day), or (b) confirmed delivery of a standard overnight courier or delivered by hand, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

          If to GM, to:

               General Motors Corporation
               General Motors Building
               3044 West Grand Boulevard
               Detroit, MI  48202
               Attention:  Anton H. Zidansek
               Telecopy No.: (313) 974-7414

          with a copy to:

               Kirkland & Ellis
               200 East Randolph Drive
               Chicago, IL  60601
               Attention:  Robert S. Osborne, Esq.
               Telecopy No.: (312) 861-2200



          and a copy to:

               Weil, Gotshal & Manges LLP

               767 Fifth Avenue
               New York, NY  10153
               Attention:  Frederick S. Green, Esq.
               Telecopy No.: (212) 310-8007

          If to Hughes, to:

               Raytheon Company
               141 Spring Street
               Lexington, MA  02173
               Attention:  Frederick E. Wallach
               Telecopy No.:  (617) 860-2519

          with a copy to:

               Wachtell, Lipton, Rosen & Katz
               51 West 52nd Street
               New York, NY  10019
               Attention:  Adam O. Emmerich, Esq.
               Telecopy No: (212) 403-2200

          If to Telecom, to:

               Hughes Network Systems, Inc.
               7200 Hughes Terrace
               Los Angeles, CA  90045
               Attention:  Patrick T. Doyle
               Telecopy No.: (310) 568-7096

          with a copy to:

               Kirkland & Ellis
               200 East Randolph Drive
               Chicago, IL  60601
               Attention:  Robert S. Osborne, Esq.
               Telecopy No.: (312) 861-2200

          and a copy to:

               Weil, Gotshal & Manges LLP
               767 Fifth Avenue
               New York, NY  10153
               Attention:  Frederick S. Green, Esq.
               Telecopy No.: (212) 310-8007

Such names and addresses may be changed by notice given in accordance with this
Section 11.

          12. Designation of Affiliate. GM may assign any of its rights or obligations (or the rights or obligations of Telecom) under this Agreement to any member of the GM Group as it shall designate; provided, however, that no such assignment shall relieve GM or Telecom (as the case may be) of any obligation to make a payment hereunder to Hughes to the extent such designee fails to make such payment.

          13. Entire Agreement. This Agreement, together with the Hughes Spin-off Separation Agreement, contains the entire understanding of the parties hereto with respect to the subject matter contained herein, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

          14. Amendment. This Agreement may be amended, modified or supplemented only by a written agreement signed by all of the parties hereto.

          15. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without reference to choice of law principles, including matters of construction, validity and performance.

          16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same original.

          17. Effective Date; Term. This Agreement shall become effective only upon the occurrence of the Distribution Date and shall continue in effect until otherwise agreed to in writing by the parties hereto.

          18. Titles and Headings. Titles and headings to sections herein are included for convenience of reference only and are not intended to be a part, or to affect the meaning or interpretation, of this Agreement.

          19. Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.

          20. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

          IN WITNESS WHEREOF, each of the parties has caused this Tax Sharing Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the day and year first written above.

                         GENERAL MOTORS CORPORATION


                         By:
                            -----------------------------------
                            Name:
                            Title:


                         HE HOLDINGS, INC.


                         By:
                            -----------------------------------
                            Name:
                            Title:


                         HUGHES NETWORK SYSTEMS, INC.


                         By:
                            -----------------------------------
                            Name:
                            Title: